Exhibit 6.9

AMENDMENT NO. 1
TO LICENSE AGREEMENT NO. 2017-03-0236 (THE “AGREEMENT”)
BETWEEN GLOBAL CANCER TECHNOLOGY, INC. AND THE UNIVERSITY OF CALIFORNIA
FOR CASE NOS. SD2013-199, SD2016-342, AND UPON AMENDMENT, SD2020-395

This amendment (“Amendment #1”) is made by and between Global Cancer Technology, Inc. a Nevada corporation, having an address at 16776 Bernardo Center Dr., Suite 203, San Diego, CA 92128 (“LICENSEE”), and The Regents Of The University Of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“UNIVERSITY”), as represented by its San Diego campus having an address at University of California, San Diego, Office of Innovation and Commercialization, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UCSD”).

When signed by both parties, this Amendment #1 is effective as of the date of the last signature below (“Amendment #1 Date”).

WHEREAS, LICENSEE entered into a license agreement with UNIVERSITY docketed under UC Control No. 2017-03-0236 (the “Agreement”), effective November 18, 2016 (“Effective Date”);

WHEREAS, LICENSEE has undertaken development activities towards the commercialization of Licensed Products and is currently engaged in an effort to raise ten million dollars ($10M) to further fund the development and commercialization of Licensed Products;

WHEREAS, LICENSEE and UNIVERSITY wish to amend the Agreement to make certain additions and modifications;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties amend the Agreement and otherwise agree as follows:

I.   Under Background, paragraph A is hereby amended and restated in its entirety as shown below:

A. The inventions disclosed in UCSD Disclosure Docket Nos. SD2013-199 "Wide Field Low Dose Irradiation to Activate an Anti-Tumor Pro-Drug Carried by a Nanovehicle (Nanoparticle)", SD2016-342 “Modification of UCN-01 for improved PK” and SD2020-395 “Nanoscintillator Based COVID-19 Treatment” (hereinafter and collectively, the “Invention”), were made in the course of research at UCSD by Dr. Milan Makale and his associates (hereinafter and collectively, the “Inventors”) and are covered by Patent Rights as defined below.

II.     Under ARTICLE 1. DEFINITIONS, the following terms are amended as shown below.

•	Definition 1.2 is hereby amended and restated to read in its entirety as follows:

1.2 “Field” means therapeutic delivery in humans and animals.

•	Definition 1.6 is hereby amended and restated to read in its entirety as follows:

1.6 “Patent Rights” means UNIVERSITY’s rights in the claims of any of the following: the US Patent Application serial number 15/052,526 “Scintillator Nanocrystal-Containing Compositions and Methods for their Use”; the US Provisional Patent Application serial number 63/041,682 “Nanoscintillator-Based Coronavirus Treatment”; any patent application filed on the invention disclosed under UCSD Disclosure Docket No. SD2016-342; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to the extent the claims thereof are entirely supported in the specification and entitled to the priority date of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

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III.   All other terms and conditions of the Agreement remain unchanged.

IV.   As consideration for entering into this Amendment #1, LICENSEE shall:

•	pay to UNIVERSITY an amendment fee of Five Thousand Dollars ($5,000) payable no later than three (3) months after Amendment #1 Date, which fee may, at UNIVERSITY’s sole discretion, be credited against Patent Costs;
•	provide UNIVERSITY, no later than three (3) months after Amendment #1 Date, an updated commercialization plan for Licensed Products, including tasks and milestones to develop and deploy Licensed Products for coronavirus treatment applications; and,
•	renegotiate and execute anew with UNIVERSITY, no later than five (5) months after Amendment #1 Date, its license agreement for Patent Rights to incorporate new diligence reflecting the updated commercialization plan for Licensed Products and financial terms addressing fees that remain outstanding under the Agreement, which terms may include consideration for UNIVERSITY in the form of equity shares of LICENSEE.

V. If LICENSEE fails to perform any of its obligations specified in paragraph IV of this Amendment #1, and such failure is not remedied within thirty (30) days of LICENSEE receiving written notice of such failure from UNIVERSITY, then UNIVERSITY shall have the right to immediately and unilaterally rescind this Amendment #1.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Amendment #1 by their respective and duly authorized officers on the day and year written.

GLOBAL CANCER TECHNOLOGY, INC.	THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA

By: /s/ John Clark	By: /s/ Donna M. Shaw
Name: John Clark	Name: Donna M. Shaw
Title: CEO	Associate Director,
Office of Innovation and Commercialization

Date: June 26, 2020	Date: June 26, 2020

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